Exhibit 99.1

Future Money Acquisition Corporation Announces Receipt of Nasdaq Delinquency Notice Regarding Delayed Form 10-Q Filing

San Francisco, CA, September 25, 2026 – Future Money Acquisition Corporation (Nasdaq: FMAC) (the “Company”) announced today that on September 22, 2026, the Company received a deficiency letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, because it has not yet filed its Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2026 (the “Form 10-Q”), the Company is no longer in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic reports with the Securities and Exchange Commission.

The Notice states that the Company has 60 calendar days from the date of the Notice, or until November 23, 2026, to submit a plan to regain compliance with Nasdaq Listing Rule 5250(c)(1) (the “Plan”). If Nasdaq accepts the Plan, Nasdaq may grant the Company an exception of up to 180 calendar days from the Form 10-Q filing due date, or until March 22, 2027, to regain compliance. If Nasdaq does not accept the Plan, the Company will have the opportunity to appeal that determination to a Nasdaq Hearings Panel.

The Company is working diligently to complete and file the Form 10-Q as soon as practicable. The Company intends to take all necessary steps to regain compliance with the Nasdaq Listing Rules. However, there can be no assurance that the Company will take the steps necessary to regain compliance within the required period, that the Plan will be accepted by Nasdaq, that the Company will be granted an exception, or that the Company will be able to meet the conditions of any exception or the continued listing requirements during any compliance period that may be granted.

Future Money Acquisition Corporation

The Company is a blank check company newly incorporated as a Cayman Islands exempted company with limited liability for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including those with respect to the anticipated timing for filing the Form 10-Q and the Company’s ability to regain compliance with Nasdaq’s listing rules, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including risks related to the completion of the Company’s interim financial statements and related interim review, the Company’s ability to file the Form 10-Q within the anticipated timeframe, the Company’s ability to regain and maintain compliance with Nasdaq’s continued listing requirements, and those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law. Investors should not place undue reliance on the Company’s forward-looking statements.

Contact Information:

Future Money Acquisition Corporation

Siyu Li

steven.li@fumoac.com